EXHIBIT 99.1

Accenture Reports Preliminary Third-Quarter Fiscal 2004 Results

— Company Expects Record Quarter, With 21% Revenue Growth and 31% EPS Growth —

NEW YORK; June 17, 2004 — Accenture (NYSE: ACN) today reported preliminary financial results for the third quarter of fiscal year 2004, ended May 31, 2004.

Revenues before reimbursements (“net revenues”) for the third quarter of fiscal 2004 are expected to be $3.69 billion, compared with $3.04 billion for the third quarter of the prior year, an increase of 21 percent in U.S. dollars and 13 percent in local currency.

Diluted earnings per share for the third quarter are expected to be $0.37, compared with $0.28 for the third quarter last year, an increase of 31 percent. For the first nine months of fiscal 2004, diluted earnings per share are expected to be $0.92, compared with $0.80 for the same period last year, an increase of 15 percent.

Operating income for the third quarter is expected to be $573 million, or 15.5 percent of net revenues, compared with $404 million, or 13.3 percent of net revenues, for the third quarter last year, representing a 42 percent increase.

For the third quarter of fiscal 2004, Accenture plans to accrue variable compensation expense of approximately $93 million, bringing the total variable compensation expense for the first nine months of fiscal 2004 to approximately $153 million. No variable compensation was accrued in the third quarter last year.

Gross margin (gross profit as a percentage of net revenues) for the third quarter of fiscal 2004 is expected to be 35.4 percent, compared with 36.3 percent in the same quarter last year and 33.0 percent in the second quarter of fiscal 2004.

Selling, general and administrative costs for the third quarter are expected to be $732 million, or 19.8 percent of net revenues, compared with $702 million, or 23.1 percent of net revenues, for the third quarter of fiscal 2003.

The company’s effective tax rate for the third quarter of fiscal 2004 is expected to be 34.8 percent, compared with 32.9 percent for the third quarter last year. As previously stated, Accenture’s effective tax rate for the full fiscal year 2004 is expected to be 34.8 percent.

Income before minority interest for the third quarter of fiscal 2004 is expected to be $369 million, compared with $277 million in the third quarter of fiscal 2003.

“We are pleased with our performance in the third quarter, as we expect to post our highest net revenues ever, including growth in each of our five operating groups and double-digit growth in each of our three geographic areas,” said Joe W. Forehand, Accenture chairman and CEO. “Our focus on providing clients with innovative solutions that they value and on disciplined execution has enabled us to take Accenture to the next level of performance.”

Accenture’s total cash balance at May 31, 2004 is expected to be $3.51 billion. After giving effect to Accenture’s use of proceeds from its April 28, 2004 offering of Accenture Ltd Class A common shares, cash combined with approximately $608 million of liquid fixed-income securities classified as investments on the company’s balance sheet would have been approximately $3.13 billion.

For the third quarter of fiscal 2004, free cash flow, defined as operating cash flow net of property and equipment additions, is expected to be in the range of $285 million to $300 million; operating cash flow is expected to be in the range of $360 million to $385 million; and property and equipment additions are expected to be in the range of $75 million to $85 million. For the nine months ended May 31, 2004, free cash flow is expected to be in the range of $1.17 billion to $1.19 billion, operating cash flow is expected to be in the range of $1.35 billion to $1.37 billion, and property and equipment additions are expected to be in the range of $175 million to $185 million. Total debt at May 31, 2004, is expected to be approximately $60 million.

Consulting and Outsourcing Net Revenues

Consulting net revenues are expected to be $2.33 billion, or 63 percent of net revenues for the third quarter, an increase of 13 percent in U.S. dollars and an increase of 5 percent in local currency from the third quarter of fiscal 2003.

Outsourcing is expected to account for $1.36 billion, or 37 percent of net revenues for the quarter, an increase of 37 percent in U.S. dollars and an increase of 29 percent in local currency from the third quarter of fiscal 2003.

Net Revenues by Operating Group

Net revenues for Accenture’s five operating groups in the third quarter are expected to be as follows:

•	Communications & High Tech: approximately $1,018 million, compared with $825 million for the third quarter of fiscal 2003, an increase of 23 percent in U.S. dollars and an increase of 17% in local currency.

•	Financial Services: approximately $753 million, compared with $605 million for the third quarter of fiscal 2003, an increase of 24 percent in U.S. dollars and an increase of 15 percent in local currency.

•	Government: approximately $548 million, compared with $419 million for the third quarter of fiscal 2003, an increase of 31 percent in U.S. dollars and an increase of 24 percent in local currency.

•	Resources: approximately $555 million, compared with $511 million for the third quarter of fiscal 2003, an increase of 8 percent in U.S. dollars and flat in local currency.

•	Products: approximately $812 million, compared with $679 million for the third quarter of fiscal 2003, an increase of 19 percent in U.S. dollars and an increase of 11 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region in the third quarter are expected to be as follows:

•	Europe, Middle East and Africa (EMEA): approximately $1.78 billion, compared with $1.40 billion for the third quarter of fiscal 2003, an increase of 27 percent in U.S. dollars and an increase of 13 percent in local currency.

•	Americas: approximately $1.64 billion, compared with $1.45 billion for the third quarter of fiscal 2003, an increase of 13 percent in U.S. dollars and an increase of 12 percent in local currency.

•	Asia Pacific: approximately $265 million, compared with $195 million for the third quarter of fiscal 2003, an increase of 36 percent in U.S. dollars and an increase of 23 percent in local currency.

New Bookings

New bookings for the third quarter are expected to total $3.4 billion, compared with $5.2 billion for the third quarter of fiscal 2003, bringing new bookings for the first nine months of fiscal 2004 to $16.1 billion, an increase of 30 percent over new bookings of $12.4 billion for the same period last year. Of the $3.4 billion in expected new bookings for the third quarter this year, consulting is expected to account for $2.2 billion and outsourcing is expected to account for $1.2 billion. These figures compare with $2.2 billion and $3.0 billion, respectively, for the third quarter of fiscal 2003.

Business Outlook

For the fourth quarter of fiscal 2004, Accenture expects net revenues to be in the range of $3.4 billion to $3.5 billion and GAAP earnings per share to be in the range of $0.25 to $0.29.

For the full fiscal year 2004, Accenture now expects net revenue growth, including any future impact of EITF 00-21, to be in the range of 15 percent to 16 percent and GAAP earnings per share to be between $1.17 and $1.20. The Company anticipates that this earnings-per-share range will allow it to accrue between $210 million and $245 million of variable compensation for the full fiscal year.

Also for the full fiscal year 2004, Accenture continues to target free cash flow of $1.5 billion, representing 15 percent growth over fiscal 2003. The Company continues to target new bookings for fiscal year 2004 in the range of $18 billion to $20 billion, although given new bookings to date and a number of pending opportunities in the pipeline, the Company now expects to exceed the upper end of the range.

The preliminary results for the third quarter of fiscal year 2004 are subject to quarterly review procedures and final reconciliations and adjustments. Following the completion of these steps, Accenture expects to announce its final third-quarter results on Wednesday, July 7.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its preliminary third-quarter fiscal 2004 financial results. To participate, please dial +1 (888) 428-4480 [+1 (612) 326-1003 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com and via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 734219 from 1:15 p.m. (EDT) Thursday, June 17 through 11:59 p.m. (EDT) Thursday, July 1.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With approximately 95,000 people in 48 countries, the company generated net revenues of US$11.8 billion for the fiscal year ended Aug. 31, 2003. Its home page is www.accenture.com.

Forward-Looking Statements

This news release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

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Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com